RESTRICTED STOCK UNIT AWARD AGREEMENT
In consideration of the mutual covenants contained herein, Energizer Holdings, Inc. (“Company”), and ____________ (“Recipient”) hereby agree as follows:
ARTICLE I
COMPANY COVENANTS
Company hereby covenants:

1.	Award.
The Company, pursuant to the Energizer Holdings, Inc. Omnibus Incentive Plan (the “Plan”), grants to Recipient a Restricted Stock Unit Award (“Units”) of _____ restricted common stock units (“Total Units”). This Award Agreement is subject to the provisions of the Plan and to the following terms and conditions, and is granted on _____ (“Date of Grant”) for service to be performed after that date.

2.	Vesting; Payment.
The Units granted to Recipient will vest and be paid on the earliest of (a) __________, (b) Recipient’s Termination of service on the Board of Directors of the Company, or (c) a Change of Control (as defined in the Plan) of the Company, subject to the provisions of this Award Agreement (such date is hereinafter referred to as the “Payment Date”).
The Company shall transfer to the Recipient or his or her beneficiary one share of the Company’s $0.01 par value Common Stock (“Common Stock”) for each Unit. Such shares of Common Stock shall be issued to the Recipient or his or her beneficiary on, or as soon as practicable after, the Payment Date, but in no event later than the last day of the calendar year in which such Payment Date occurs, or, if later, the 15th day of the third month following the end of the month in which such Payment Date occurs.

3.	Additional Cash Payment.
On the Payment Date, the Company shall pay the Recipient or his or her beneficiary an amount equal to the amount of cash dividends, if any, that would have been paid to the Recipient between the Date of Grant and such Payment Date had vested shares of Common Stock been issued to the recipient in lieu of the Units, as well as any cash dividends for which the record date has passed but the payment date has not yet occurred.
Such amounts shall be paid in a single lump-sum as soon as practicable following the Payment Date, but in no event later than the last day of the calendar year in which the Payment Date occurs, or, if later, the 15th day of the third month following the end of the month in which such Payment Date occurs. No interest shall be included in the calculation of such additional cash payment.

4.	Shareholder Rights; Adjustment of Units.
Recipient shall not be entitled, prior to the issuance of shares of Common Stock in connection with the Units, to any rights as a shareholder with respect to such shares of Common Stock, including the right to vote, sell, pledge, transfer or otherwise dispose of the shares. Recipient shall, however, have the right to designate a beneficiary to receive such shares of Common Stock under this Award Agreement, subject to the provisions of Section V of the Plan. The number of Units credited to Recipient shall be adjusted in accordance with the provisions of Section IX(F) of the Plan.

5.	Other.
The Company reserves the right, as determined by the Human Capital Committee of the Board of Directors of the Company (the “Committee”), to convert the Units granted pursuant to this Award Agreement to a substantially equivalent award and to make any other modification it may consider necessary or advisable to comply with any applicable law or governmental regulation, or to preserve the tax deductibility of any payments hereunder.

6.	Definitions.
Termination shall mean a “separation from service” with the Company and its Affiliates, within the meaning of Code Section 409A, or cessation of service as a result of death or disability.
ARTICLE II
OTHER AGREEMENTS

1.	Governing Law.
All questions pertaining to the validity, construction, execution, and performance of this Award Agreement shall be construed in accordance with, and be governed by, the laws of the State of Missouri, without giving effect to the choice of law principles thereof. It is intended that this Award Agreement either be exempt from or comply with the requirements of Code Section 409A, and it will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Award Agreement to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A).

2.	Insider Trading Policy.
The Recipient hereby agrees to be governed and bound by the terms of the Energizer Holdings, Inc. Insider Trading Policy as adopted by the Board of Directors of the Company on July 1, 2015, as may be amended from time to time, and (ii) any similar policy adopted by the Company or the Board of Directors of the Company from time to time.

3.	Notices.
Any notices necessary or required to be given under this Award Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.

4.	Entire Agreement.
This Award Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein, and no modification, amendment, or waiver of any of the provisions of this Award Agreement shall be effective unless in writing and signed by all parties hereto, except to the extent permitted by the Plan; provided that, no consent by the Recipient is required to the extent the Company desires to accelerate payment under this Award Agreement in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4). This Award Agreement constitutes the only agreement between the parties hereto with respect to the matters herein contained.

5.	Waiver.
No change or modification of this Award Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provision of this Award Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

6.	Counterparts; Effect of Recipient’s Signature.
This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. The provisions of this Award Agreement shall not be valid and in effect until such execution by both parties. By the execution of this Award Agreement, Recipient signifies that Recipient has fully read, completely understands, and voluntarily agrees with this Award Agreement consisting of four (4) pages and knowingly and voluntarily accepts all of its terms and conditions.

7.	Effective Date.
This Award Agreement shall be deemed to be effective as of the date executed below by the Company.

IN WITNESS WHEREOF, the Company duly executed this Award Agreement as of _____________________ and Recipient duly executed it as of ________________________.

ACKNOWLEDGED AND ACCEPTED:	ENERGIZER HOLDINGS, INC.
Recipient	By: Alan Hoskins Chief Executive Officer

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